  EXHIBIT 99.1

 Zomedica Corporation Reports 2021 Fourth Quarter & Full Year Results

Fourth Quarter 2021 PulseVet Revenue up 66% over Fourth Quarter 2020

ANN ARBOR, Mich., March 1, 2022 (Accesswire) – Zomedica Corp. (NYSE American:ZOM) (“Zomedica” or the “Company”), a veterinary health company offering diagnostic and therapeutic products for companion animals, today reported consolidated financial results for the year ended December 31, 2021. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Larry Heaton, Zomedica’s Chief Executive Officer, commented: “2021 was a transformational year for Zomedica as we began commercialization of our TRUFORMA® diagnostics line, acquired Pulse Veterinarian Technologies LLC, trained our existing field sales force to sell the ProPulse line of therapeutic shock wave therapy devices, and launched the technology into the small animal market. We are pleased with our progress to date and are excited to continue building on this traction and growth trajectory”

“We have been particularly happy with the initial sales of PulseVet products for small animal use in both the fourth quarter of 2021 and the current quarter and look forward to continuing to grow this segment throughout 2022.

“Our sales force continues to market the TRUFORMA® diagnostic platform through our ‘Customer Appreciation Program’, under which we provide veterinarians with an instrument at no cost to them in exchange for a commitment to utilize our assays. Our installed base is growing each quarter, and we believe that increasing the base lays the foundation for growth in assay sales from both existing and new assays currently in development.

“We also continue to work with our development partner to bring new assays to market. A production lot of our next assay for eACTH is currently being manufactured, and we expect to launch it to existing and new clinics in the second quarter.

“Additionally, we continue to evaluate strategic business development and M&A opportunities to further bolster our overall growth opportunity in the large and growing animal health sector. With our management team built out with key new additions, we believe we are well positioned to continue the momentum in 2022 and beyond.”

Fourth Quarter and Full Year 2021 Financial Highlights

-	TRUFORMA® product revenue grew to $73,000 in the Fourth Quarter 2021, an increase of 224% over its Third Quarter 2021 revenue of $22,500.

-	PulseVet revenue grew to $4.0 million in the Fourth Quarter 2021, an increase of 66% over its Fourth Quarter 2020 revenue of $2.4 million as a standalone company.

-	Total revenue for the Fourth Quarter and Full Year 2021 was $4.1 million, compared to $0 in 2020. Gross margin was 73.9%.

-	Zomedica ended the year with cash and cash equivalents on hand of $195 million.

Zomedica Announces Year End 2021 Results	PAGE 2

Summary Year End 2021 Results

Zomedica recorded net loss and comprehensive loss for the year ended December 31, 2021, of approximately $18.4 million or $0.05 per share, compared to a loss of approximately $16.9 million or $0.19 per share for the year ended December 31, 2020.

Revenue for the year ended December 31, 2021, was approximately $4.1 million, compared to $0 for the fiscal year ended December 31, 2020.  Revenue in 2021 resulted primarily from the inclusion of PulseVet’s results in the fourth quarter of 2021 and consisted of instruments, trodes and warranty services sold worldwide. Commercialization of the TRUFORMA platform commenced in March 2021 and revenues for the remainder of 2021 were approximately $0.1 million.  In general, we expect PulseVet revenue to increase in 2022 over 2021 levels and that consolidated revenue will increase in 2022 as we commence reporting a full year of PulseVet operating activity.

Cost of revenue for the year ended December 31, 2021, was approximately $1.1 million, compared to $0 for the fiscal year ended December 31, 2020.  Cost of revenue in 2021 resulted primarily from the inclusion of PulseVet’s results in the fourth quarter of 2021.  As noted above, commercialization of the TRUFORMA platform commenced in March 2021 and cost of revenue was immaterial.  We expect that cost of revenue will increase as we sell additional products in subsequent periods.  In general, while we expect PulseVet costs to be similar to 2021 level, we anticipate that consolidated costs will increase in 2022 as we commence reporting a full year of PulseVet operating activity.

Research and development expense for the year ended December 31, 2021, was approximately $1.67 million, compared to approximately $8.0 million for the year ended December 31, 2020, a decrease of approximately $6.4 million or 79%.  The decrease was a result of an overall reduction in research and development costs related to TRUFORMA as we completed development of the instrument and three of the first five assays and began transitioning to commercialization activities.  Research and development expense for the PulseVet segment was immaterial. We expect that research and development will increase in 2022 as we continue development of TRUFORMA related assays and complete the clinical studies related to PulseVet.

Selling, general and administrative expense for the year ended December 31, 2021, was approximately $22.7 million, compared to approximately $8.7 million for the year ended December 31, 2020, an increase of approximately $14.0 million, or 160%.  The increase was due to an increase in salaries, bonus and benefits of approximately $8.0 million primarily resulting from an increase in share-based compensation expense of approximately $5.4 million compared to the 2020 year, and an increase in salaries for marketing, sales and other administrative personnel of approximately $2.6 million relating to the build-out of our internal sales force and the inclusion of PulseVet in our results in the fourth quarter of 2021. Professional fees also increased by approximately $3.6 million, related primarily to the PulseVet acquisition, the exchange of our Series 1 preferred stock, and increased fees associated with SEC compliance requirements. Regulatory fees increased for the annual shareholders meeting of approximately $0.7 million largely as a result of administrative costs related to increases in the shareholder base.  Other increases for approximately $1.7 million include marketing, depreciation and amortization, travel costs, contracted expenditure and insurance expense.    We expect selling, general and administrative expense to increase in 2022 as a result of increased headcount relating to the acquisition of PulseVet and the expansion of our sales and marketing activities.

Zomedica Announces Year End 2021 Results	PAGE 3

Liquidity and Outstanding Share Capital

Zomedica had cash and cash equivalents of approximately $195.0 million as of December 31, 2021, compared to approximately $62.0 million as of December 31, 2020. The increase in cash during the year ended December 31, 2021, is mainly a result of cash flows provided from financing activities partially offset by cash flows used in operating activities as discussed below.

Cash used in operating activities for the year ended December 31, 2021, was approximately $14.3 million, compared to approximately $16.2 million for the year ended December 31, 2020, a decrease of approximately $1.9 million, or 12%. The reduction in net cash used in operating activities resulted primarily from an increase in the net loss, offset by an increase in non-cash expenses including stock-based compensation of approximately $5.4 million, approximately $0.5 million in gains recognized on extinguishment of debt and an increase in working capital requirements of approximately $2.2 million. Other non-cash activity in the 2021 period included increased amortization and depreciation of approximately $0.7 million.

Cash used in investing activities for the year ended December 31, 2021, was approximately $71.9 million, compared to cash provided by investing activities of approximately $1.0 million for the year ended December 31, 2020, an increase in cash used of approximately $72.9 million, or 7,252%.  The increase in cash used in investing activities during 2021 was primarily due to the acquisition of PulseVet for approximately $71.9 million, net of cash acquired of approximately $0.5 million, a reduction in cash received from the modification of leases of approximately $1.0 million, and an increase in investments in intangible and other property and equipment of approximately $0.5 million.

Cash provided by financing activities for the year ended December 31, 2021, was approximately $219.2 million, compared to approximately $76.7 million for the year ended December 31, 2020, an increase of approximately $142.4 million, or 186%. The increase resulted primarily from the sale of our equity securities in 2021 for total gross proceeds of approximately $199.5 million, cash received of approximately $32.1 million from warrant exercises, and cash received of approximately $1.8 million from stock option exercises, offset by stock issuance costs of approximately $14.3 million.

At December 31, 2021, Zomedica had 979,899,668 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for companion animals by focusing on the unmet needs of clinical veterinarians. Zomedica's product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica's mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

Zomedica Announces Year End 2021 Results	PAGE 4

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Reader Advisory

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company's products, the Company's ability to produce and sell its products, our ability to successfully integrate and operate the PulseVet business, the sufficiency of our budgeted capital and operating expenditures, the cost, adequacy and availability of supplies required for our operations, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results, and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate and operate the Pulse Vet business, uncertainty as to our ability to supply equipment and assays in response to customer demand; uncertainty regarding the cost, adequacy and availability of supplies required for our operations; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations: risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

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